ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT effective as of May 28, 2009 (the "Agreement"), by and among, Universal Database of Music USA, LLC, a Nevada limited liability company ("Buyer"), Jacques Krischer (Principal Shareholder"), UDM, Ltd, a United Kingdom corporation ("Seller"). Certain capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in Section 10.10.

RECITALS

WHEREAS, Seller has acquired, developed and is engaged in developing the look, feel, software and other intellectual property for the "Next Generation" of on-line music discovery, suggestions and recommendations (the "Assets").

WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of Seller's assets that are used in the operation of the Assets, and Seller desires to assign and Buyer desires to assume no liabilities associated with the Assets, on the terms and conditions hereinafter set forth.

WHEREAS, Buyer has agreed to devote additional funds, management and other resources to launch a business utilizing and centered upon the Assets.

WHEREAS, Buyer intends to enter into a "reverse" merger transaction with a public "shell" corporation upon terms that are to be negotiated although no assurance can be given that Buyer will be successful in doing so.

WHEREAS, Principal Shareholder is the principal developer of the Seller's intellectual property and owns more than 80% of the issued and outstanding equity securities of Seller.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS

1.1 Assets to be Conveyed. Subject to and in reliance upon the representations, warranties, covenants, conditions and agreements herein contained, and except as specifically excluded in Section 1.2 hereof, at the Closing (as defined in Section 3.1 below), Seller shall convey, sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the Assets, including without limitation the following assets and properties as they exist on the Closing Date (collectively, the "Purchased Assets"):

(a) the tangible personal property of Seller used in connection with the Assets, including but not limited to software, hardware, personal computers, machinery, equipment, tools, furniture, furnishings, fixtures, goods, and other tangible personal property used or useful in or for the Assets, including the assets identified on Schedule 1.1(a), together with all third party warranties (express or implied), operating manuals and all tangible and intangible property related to the foregoing "Tangible Personal Property");

(b) all rights of Seller under all agreements, contracts, sales and purchase orders and other instruments used in connection with the Assets, whether written or oral, in effect on the Closing Date, including but not limited to, supplier and vendor agreements, employment agreements, restrictive covenants and the Material Commitments, which are listed on Schedule 4.6 (collectively, the "Contracts");

(c) all of Seller's: patents, trademarks, trade names and service marks and registrations thereof and applications therefor, copyrights, registered copyrights and applications for copyright registration, domain names, marketing data, computer software, licenses, databases, products, data and documentation and other proprietary rights used in or for the Assets and any tangible media relating to the foregoing (the "Proprietary Rights"), including but not limited to the Proprietary Rights listed on Schedule 4.17 and including all causes of action, demands, judgments and claims of any nature relating to the Proprietary Rights;

(d) All Governmental Approvals (and pending applications therefor), including the Governmental Approvals listed on Schedule 1.1(d) (to the extent the same are transferable);

(e) all accounts and notes receivable, billed and unbilled, owned by Seller and all related rights (collectively, "Accounts Receivable");

(f) all inventory of Seller (including raw materials, work-in-process, goods in transit and finished goods) (the "Inventory") as of the Closing Date;

(g) Seller's interest as tenant under all leases of Real Property, a complete listing of which is set forth on Schedule 1.1(g) ("Real Property Leases")];

(h) all books, records, files and papers (other than corporate and stock records, minute books and other financial records of Seller not related to the Purchased Assets or Assets), whether in hard copy or computer format, including, without limitation, sales and promotional literature, catalogs, price lists, product literature, photography, brochures, manuals and data, lists of present, former and prospective customers and all other marketing materials and correspondence relating to the Assets;

(i) except as otherwise specifically provided herein, all other assets, prepaid expenses, deposits, properties, claims, credits, rights, choses in action, rights of set-off and interests of Seller relating to the Assets of every kind, nature and description whether or not disclosed herein and whether tangible or intangible, personal or mixed;

(j) all goodwill of the Seller associated with the Assets or the Purchased Assets; and

(k) all of Seller's rights in, to and under leases of personal property to which Seller is a party (the "Personal Property Leases"), including the Personal Property Leases listed on Schedule 1.1(k).];

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 above, the following assets of Seller (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby, and as such, are not included in the Purchased Assets:

(a) Cash, cash equivalents and marketable securities;

(b) Any intercompany or intracompany receivable cash balances between Seller and any of its Affiliates or between any of its Affiliates;

(c) Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;

(d) the Seller Plans (as defined in Section 4.10) and contracts of insurance for employee group medical, dental and life insurance plans;

(e) The assets listed on Schedule 1.2(e);

(f) Any shares of capital stock of Seller held in treasury;

(g) All rights under insurance policies covering the Seller and/or the Principal Shareholder as an insured or additional insured or for contribution or indemnification;

(h) All personnel records and other records that Seller is required by law to retain in its possession;

(i) Any Deposits and Advances, Rebates and Credits or Seller Claims related to any Excluded Liability;

(j) All rights under the Transaction Agreements;

(k) All real property other than Seller's express rights under the Real Property Leases; and

(l) The vehicles listed on Schedule 1.2(l).

1.3 Assumed Obligations. At the Closing, Seller shall assign, and Buyer shall assume, the Assumed Obligations. Thereafter, Buyer shall pay, perform and discharge all such Assumed Obligations as and when such Assumed Obligations become due and owing. For purposes of this Agreement, "Assumed Obligations" shall mean only the following liabilities of Seller:

(a) Any Liability to be performed or arising after the Closing Date under the Contracts; and

(b) The Liabilities of Seller specifically listed on Schedule 1.3(d).

1.4 Excluded Liabilities. Except for the Assumed Obligations, Buyer is not assuming any other liability or obligation of Seller or any officer, director or stockholder of Seller (each, an "Affiliate") of whatever nature whether presently in existence or arising or asserted hereafter,

including, but not limited to, those liabilities set forth below ("Excluded Liabilities") (All such Excluded Liabilities shall be retained by and remain obligations and liabilities of Seller or its Affiliates):

(a) any liability in respect of any amounts payable to Affiliates of Seller or any liability or obligation of Seller for any indebtedness for borrowed money as of the Closing Date;

(b) any payables or obligations set forth on the Closing Balance Sheet that are overdue for a period in excess of Seller's historical course of dealing;

(c) any accrued expense arising prior to the Closing Date, provided such expense is attributable to assets, properties or Contracts that are not included in the Purchased Assets, which may include, to the extent applicable, amounts due to customers from overpayment of invoices, salaries and wages payable, amounts due to sales representatives and investment banking or advisory fees, in each instance related to periods prior to the Closing Date;

(d) any contingent liabilities not reflected on the Closing Balance Sheet and relating to the Seller's operations prior to the Closing Date;

(e) any environmental liability for which Seller is responsible and incurred by Seller on or before the Closing Date;

(f) any liability or obligation of Seller arising out of, or in connection with, the negotiation and preparation of this Agreement;

(g) any liability or obligation of Seller for income or other Taxes owed to any Governmental Authority for all periods prior to the Closing Date;

(h) any liability of Seller for litigation and warranty claims existing as of the Closing Date;

(i) any liability or obligation of Seller not incurred in connection with the Assets and any liability or obligation, whether based on contract, tort or otherwise, not arising from activities undertaken in the Ordinary Course of the Assets prior to the Closing Date; and

(j) The liabilities expressly set forth on Schedule 1.4(j) hereto.

1.5 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, if any of the Contracts or other Purchased Assets are not assignable or transferable (each, a "Non-Assignable Asset") without the consent of, or waiver by, a third party (each, an "Assignment Consent"), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents are not obtained by Seller on or prior to the Closing Date, Buyer may elect to either (i) have Seller permanently retain the Non-Assignable Asset and all Liabilities relating thereto at the Closing; or (ii) have Seller continue its efforts to obtain the Assignment Consents

after Closing, and, in either case, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Buyer shall not assume Seller's rights or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Purchased Assets). If Buyer elects item (ii) above, Seller shall use commercially reasonable efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Buyer such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.

(b) After the Closing, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases and establishing arrangements whereby Buyer shall undertake the work necessary to perform under the Contracts.

1.6 Encumbrances. Except for Permitted Encumbrances, the Purchased Assets conveyed to Buyer on the Closing Date pursuant to this Agreement will be conveyed to Buyer free and clear of all Encumbrances (as defined in Section 4.5(a) hereof).

ARTICLE II
CONSIDERATION FOR THE ACQUISITION

2.1 Purchase Consideration.

(a) Buyer shall deliver or cause to be delivered to Seller at the Closing the Units described below (the "Purchase Price"), payable in the following manner:

(i) Buyer shall deliver or cause to be delivered a certificate of membership interest of Buyer representing limited liability company interests (calculated on an as-converted, fully diluted basis) of Buyer (the "Units"), and a deemed $5,000,000 capital account in the Buyer, as of the Closing Date, each in accordance with that certain Limited Liability Company Agreement of the Buyer attached hereto as Exhibit 2.1(ii) (the "Buyer LLC Agreement"). Seller and Principal Shareholder acknowledge that Buyer intends to merge with a corporation ("Pubco") whose shares are eligible for trading on a public securities market within the United States (the "Merger"). Upon completion of the Merger, which will be in the nature of a "reverse takeover" transaction, Seller shall become the beneficial owner of not less than five million shares of common stock of Pubco. Buyer gives no assurance that the Merger will be completed.

2.2 Adjustments to Purchase Price. Intentionally Omitted.

2.3 Allocation of Purchase Price. Intentionally Omitted.

2.4 Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Acquired Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Buyer and Seller, as applicable, as of the Closing Date. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing during any period up to and including the Closing Date. Buyer shall be responsible for all such taxes and fees on the Purchased Assets accruing during any

period after the Closing Date. With respect to Taxes described in this Section 2.4, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing date with respect to such Taxes. If one party remits to the appropriate taxing authority payment for Taxes, which are subject to proration under this Section 2.4 and such payment includes the other party's share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

ARTICLE III
CLOSING

3.1 Closing. The closing of the purchase and sale of the Purchased Assets shall be effected as of May 28, 2009, at 10:00 a.m., at the law offices of Aaron A. Grunfeld & Associates, or at such other date, time or place as the parties may agree. Such closing shall be referred to herein as the "Closing," and the date as of which the Closing occurs shall be referred to herein as the "Closing Date."

3.2 Closing Deliveries. At the Closing, Seller and Buyer will deliver the agreements and other documents set forth in Article VIII.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
SELLER AND THE PRINCIPAL SHAREHOLDER

Except as specifically set forth on Schedule 4 (the "Seller Disclosure Schedule") attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4), Seller and the Principal Shareholder jointly and severally represent and warrant to and covenant with Buyer that, as of the Closing:

4.1 Power and Authority; Effect of Agreement. The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller. The Transactions Agreements have been duly and validly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by Seller of the Transaction Agreements and the consummation by Seller of the transactions contemplated thereby will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (a) in any material respect, any material Law or Governmental Order applicable to Seller or (b) any provision of the Articles of Incorporation or the bylaws of Seller.

4.2 Subsidiaries. Seller does not have, and in the past five (5) years has not had, any Subsidiaries, nor is it, or has it during that period been, a general partner in any partnership or co-venturer in any joint venture or business enterprise

4.3 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of United Kingdom, and has all requisite corporate power and authority to carry on its business as it is now being conducted and to own or lease and to operate its properties. Seller is qualified to do business as a foreign corporation in jurisdictions listed on Schedule 4.3(a) hereof. Seller is duly qualified or licensed, and is authorized to do business, in each jurisdiction in which the operation of the Assets, as currently operated by Seller, makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (A) materially and adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or (B) otherwise have a Material Adverse Effect.

4.4 Financial Statements; Undisclosed Liabilities.

(a) Annexed hereto as Schedule 4.4(a) are the unaudited balance sheets of Seller as of December 31, 2007 and 2008, and the related statements of income and expense, retained earnings and cash flows for the periods then ended, and the notes thereto (collectively, the "Financial Statements").

(b) Annexed hereto as Schedule 4.4(b) is the unaudited balance sheet of Seller as of April 30, 2009, and the related statements of income and expense, retained earnings and cash flows for the four (4) months then ended (the "Interim Statements"). The Financial Statements and the Interim Statements are attached hereto as Schedule 4.4.

(c) The Financial Statements are correct, complete and fairly present, in all material respects, the financial position of Seller as of the respective dates thereof, and the results of operations and cash flows of Seller as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP, consistently applied during the periods involved, except as may otherwise be set forth in the notes thereto. The Interim Statements (A) were prepared in accordance with the books of account and other financial records of Seller and (B) present fairly in all material respects the financial condition and results of operations of Seller as of the dates thereof or for the periods covered thereby, subject, in each case, to normal recurring year-end adjustments and the absence of notes.

(d) There are no Liabilities of Seller of any nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities (a) reflected on or reserved against on the Financial Statements, the Interim Statements or the notes thereto, (b) set forth in the Seller Disclosure Schedule, (c) incurred since the date of the Interim Statements in the Ordinary Course of Assets of Seller, (d) disclosed in, related to or arising under any agreements, instruments or other matters referred to or disclosed in this Agreement, (e) set forth on Schedule 4.4(d) or (f) which would not have a Material Adverse Effect.

4.5 Title to Assets.

(i) (a) Seller has good, marketable and indefeasible title to all of the Purchased Assets owned (and not leased or licensed) by Seller. The Purchased Assets are free and clear of all liens, claims, charges, taxes, mortgages, pledges, security interests, equities, encumbrances or rights of any kind in third parties (collectively, "Encumbrances"), except (i) as

set forth in Schedule 4.5(a) annexed hereto, (ii) for Permitted Encumbrances and/or (iii) restrictions imposed in any Governmental Approval. The Purchased Assets include all the assets necessary to permit Buyer to conduct the Assets after the Closing in a manner substantially equivalent to the manner as it is being conducted by Seller on the date of this Agreement, in compliance with all material Legal Requirements, and to perform all Assumed Liabilities.

(b) The Purchased Assets are in good operating condition and repair (except for ordinary wear and tear), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the operations of Seller as presently conducted.

(c) Schedule 4.5(c) annexed hereto sets forth all Real Property owned, used or occupied by Seller as of the date hereof and within the preceding five (5) years.

4.6 Commitments.

(a) Schedule 4.6(a) annexed hereto sets forth, as of the date hereof, a true and complete list of each of the following contracts and agreements of Seller relating to the Assets (such contracts and agreements being "Material Commitments"):

(i) all contracts and agreements involving total annual payments in excess of $25,000;

(ii) all contracts and agreements that limit or purport to limit the ability of Seller to compete in any geographical area or line of business or with any Person or entity or during any period of time;

(iii) all contracts and agreements granting any Person any preferential right to purchase any of the properties or assets of Seller;

(iv) all consulting, employment, sales representative, commission or similar agreements;

(v) all leases whether relating to real or personal property involving total annual payments in excess of $25,000;

(vi) all joint venture, joint stockholder or other similar agreements regarding Seller;

(vii) all guarantees of obligations of third parties involving total annual payments in excess of $25,000;

(viii) all promissory notes, lines of credit, loan agreements, comfort letters, commitments to borrow money, letters of credit, guarantees, sureties, performance bonds and any other agreements pursuant to which Seller has assured, guaranteed, indemnified, endorsed or otherwise may become liable in excess of $25,000 in connection with any obligation of any third party

(ix) all conditional sales agreements, chattel and purchase money mortgages, security agreements, capital leases, hire purchase and credit hire agreements and other security arrangements with respect to any equipment, personal property or fixtures used in connection with the Assets and entered by Seller involving total annual payments in excess of $25,000 (the agreements listed in clauses (viii) and (ix) collectively, the "Indebtedness").

(b) Seller is not in breach of, or default under, any material provision of the Material Commitments, nor to Seller's Knowledge, has any event or omission occurred on the part of Seller which through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a material breach or material default of any material provision thereunder or cause the acceleration of or give rise to the right to accelerate Seller's material obligations thereunder or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets. To the Knowledge of Seller, (i) no third party is in material breach of or material default of any material provision of a Material Commitment, and (ii) no event or omission has occurred which, through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a material breach of or material default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof. Except as set forth on Schedule 4.6(b), the execution, delivery and performance of this Agreement by Seller will not conflict with, or result in the breach of, termination of, give rise to any lien (other than a Permitted Encumbrance) or constitute a material default under, or require the consent of any other party to, any Material Commitments to which Seller is a party or by which Seller or any of the Purchased Assets are bound. Seller has delivered or made available to Buyer true and correct copies of each of the Material Commitments, each as amended to date, as listed on Schedule 4.6(a).

4.7 Insurance. Schedule 4.7 annexed hereto sets forth the insurance policies and coverages maintained by Seller with respect to its business, operations, properties and assets, including, without limitation, directors and officers and errors and omissions coverages. All such insurance is in full force and effect in all material respects, and no notice of cancellation or termination, or reduction of coverage or intention to cancel, terminate or reduce coverage, has been received by Seller with respect to any policy for such insurance. Seller has not failed to give any notice or present any material claim relating to the Assets under any insurance policy listed on Schedule 4.7 in a timely fashion.

4.8 Litigation; Warranty Claims.

(a) Except as set forth in Schedule 4.8(a), there are no judicial, administrative or arbitration hearings, lawsuits, actions, claims, investigations, inquiries or proceedings now pending or, to the Knowledge of Seller, threatened against Seller or, as to the Assets specifically, the Principal Shareholder, or either of them. Neither Seller nor Principal Shareholder has any Knowledge of any basis for the convening of any such hearing or proceeding or the pursuit of any such lawsuit, action, claim, investigation or inquiry. Seller has not received notice that it is subject to any outstanding Governmental Order of any Governmental Authority.

(b) Schedule 4.8(b) annexed hereto sets forth all actions, claims, that Seller has or may have in connection with the Assets as of the date hereof.

4.9 Compliance with Law; Licenses; Permits. Seller has all Governmental Approvals necessary for the conduct of its business as presently conducted, all of which are listed on Schedule 4.9 annexed hereto. The Seller is, and has been since January 1, 2005, in compliance with all material Laws and requirements in connection with the development, conduct, ownership, use, occupancy or operation of the Assets, and the Seller has not received written notice at any time since January 1, 2005 of any violation of any material Law in connection with the conduct, ownership, use, occupancy or operation of the Assets. To the Knowledge of Seller and Principal Shareholder, no Governmental Authority has proposed or is considering any Legal Requirement that may affect Seller, Seller's properties, assets (including the Purchased Assets), operations (including the Assets), or Seller's rights thereto, except to the extent that any such Legal Requirement, if adopted or otherwise put into effect, individually or in the aggregate, will not have a Material Adverse Effect on Seller.

4.10 ERISA. Intentionally Omitted

4.11 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not require any material consent, approval, permit, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Schedule 4.11, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement or would not be reasonably likely to have a Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

4.12 Taxes. Intentionally Omitted.

4.13 Fees. Except as set forth in Schedule 4.13, Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby. Seller shall be responsible for the fees and commissions set forth on such schedule.

4.14 Environmental Matters.

(a) No Environmental Claims. Except as set on Schedule 4.14(a) annexed hereto, (i) there are no claims, liabilities, judgments or orders, or investigations, litigation or administrative proceedings relating to any Hazardous Materials (as defined below) (collectively called "Environmental Claims"), now pending or, to the Knowledge of Seller, threatened against Seller or relating to any real property currently or formerly owned, leased or operated by Seller (the "Real Property"); (ii) neither Seller nor, to Seller's Knowledge, any other Person has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for any Environmental Claim against Seller or any subsequent owner or operator of the Real Property; and (iii) Seller has not assumed (by contract or by operation of law) any liability of any person for cleanup, remediation, compliance or required capital expenditures in connection with any Environmental Claim.

(b) Storage of Hazardous Materials. Except as set forth on Schedule 4.15(b) annexed hereto, no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on the Real Property, other than in a manner which is in compliance with all applicable Environmental Laws; and no part of such Real Property, including the groundwater located thereon, is presently contaminated by Hazardous Materials in a manner which could require investigation and/or remediation pursuant to, or otherwise result in liability under, applicable Environmental Laws.

(c) Compliance with Environmental Laws. Seller has been and is currently in compliance with, and has received no notice or other communication concerning a claim related to disposal of Hazardous Materials or an alleged violation of any and all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses and other authorizations required by applicable Environmental Laws.

4.15 Employees; Labor Matters. Intentionally Omitted.

4.16 Affiliates' Relationships to Seller. Set forth on Section 4.16 is a list of (a) all of the material obligations of Seller to all Affiliates, officers, directors and shareholders of Seller, including any member of their immediate families (other than normal expense vouchers, normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in Plans by employees) and (b) all of the material obligations of Seller's Affiliates, officers, directors or shareholders and their immediate families (other than expense advances made in the Ordinary Course of Assets of Seller) to Seller, which Schedule is complete and correct in all material respects at the date of this Agreement. To the Knowledge of Seller, except as set forth on Schedule 4.16, none of the officers, directors or shareholders of Seller (or any member of any such person's immediate family) has any direct or indirect ownership interest in any Person with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation that competes with Seller.

4.17 Patents and Trademarks. Schedule 4.17 annexed hereto sets forth a list of all patents or patent applications, copyrights and applications for copyrights. To Seller's Knowledge and the Knowledge of Principal Shareholder, the use of the trademarks, service marks and trade names used by Seller in the Assets (collectively, the "Proprietary Rights") do not infringe upon the intellectual property rights of any other Person. Schedule 4.17 annexed hereto sets forth a list of all trade and service marks which have been registered by Seller or for which an application for registration has been filed by Seller and is pending. Nothing in this Section 4.17 constitutes a warranty or representation that any trademark or service mark will issue from any trade mark or service mark application. Seller has not received written notice of any claim of infringement by Seller of patent, trademark, copyright or other intellectual property rights of a third party nor have any such claims been the subject of any action or proceeding involving Seller.

4.18 Accounts Receivable; Inventory. Intentionally Omitted.

4.19 Absence of Certain Changes or Events.

(a) Since the date of the Interim Statements, (i) Seller has not incurred any material liability or material obligation (indirect, direct or contingent), or entered into any material oral or written agreement (other than this Agreement) or other material transaction, (A) that is not in the Ordinary Course of Operations of Seller or (B) that could, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) Seller has not sustained any material loss or interference with the Assets or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance); and (iii) to Seller's Knowledge, there has been no event or circumstance causing a Material Adverse Effect, nor any development that could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Since the date of Interim Statements, Seller has not: (i) borrowed or agreed to borrow any funds except current bank borrowings shown on the Interim Statements; (ii) incurred any material obligation or material liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade obligations incurred in the Ordinary Course of Operations of Seller; (iii) sold, transferred, leased to others or otherwise disposed of any assets, except for inventories and services sold in the Ordinary Course of Operations, the sale or other disposition of excess, obsolete or worn-out inventory or equipment or the disposition of assets constituting tangible personal property that have been replaced with other assets of equal or greater value or utility, or canceled or compromised any material debt or material claim, or waived or released any right of substantial value; (iv) received any notice of termination of any contract, lease or other agreement, or suffered any material damage, destruction or loss (whether or not covered by insurance); (v) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of any license, patent, copyright, trademark, trade name, invention or similar rights, or modified any existing rights with respect thereto; (vi) increased the rate of compensation or benefits, entered into or amended any employment agreement, terminated the employment of any employee, made any accrual or arrangement for any payment or any bonus, or any severance or termination pay, to any officer, employee, person, firm or corporation; (vii) accelerated or delayed the collection of accounts or notes receivable or the payment of accounts or notes payable, sold any accounts receivable or taken any action outside the Ordinary Course of Operations which would have a Material Adverse Effect on Seller or the Purchased Assets; or (vii) entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses.

4.20 Indebtedness. Except as set forth on Schedule 4.21, Seller (i) has not directly or indirectly created, incurred, assumed, or guaranteed any material indebtedness not reflected in the Interim Financial Statements other than obligations incurred in the Ordinary Course of Operations since the date thereof and (ii) will be able to pay the liabilities set forth on the Interim Statements as they become due.

4.21 Suppliers and Customers. Schedule 4.22 lists the five (5) largest suppliers to and customers of Seller for each of the past three (3) fiscal years, based on the monetary value of the

Buyer of the transactions contemplated by this Agreement and would not have a Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates.

5.4 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated by this Agreement or the other Transaction Agreements.

5.5 Capitalization; Buyer LLC Agreement.

(a) Schedule 5.5 sets forth the entire capitalization (including the identity of each equity holder and the amount of equity interests held by each such equity holder) of Buyer upon the consummation of the Closing. Immediately following the Closing, all issued and outstanding equity interests of Buyer, including the Units, have been or will be duly authorized, validly issued and outstanding, fully paid, nonassessable shares and shall be free and clear of all pledges, liens, encumbrances and restrictions created by Buyer. Other than as set forth in Schedule 5.5, there are no outstanding rights of first refusal, preemptive rights or other rights, options, warrants, conversion rights, or other agreements either directly or indirectly for the purchase or acquisition from Buyer of any of its equity interests. Except as set forth on Schedule 5.5, there are no outstanding (a) securities directly or indirectly convertible into or exchangeable for equity interests of Buyer, (b) options or other rights to acquire, or other obligation to issue, any equity interests or securities directly or indirectly convertible into or exchangeable for equity interests of Buyer, or (c) equity appreciation rights, phantom equity interests, or similar equity rights with respect to Buyer.

(b) Attached hereto as Exhibit 2.1(ii) is a true, correct and complete copy of the Buyer LLC Agreement which has not been further amended or modified and, on the date hereof, is in full force and effect, and no proceedings for the amendment, modification or rescission of such agreement are pending or contemplated.

ARTICLE VI
COVENANTS AND AGREEMENTS OF THE PARTIES

6.1 Employees. Intentionally Omitted..

6.2 Confidentiality. Following the Closing, Seller and the Principal Shareholder shall maintain in strictest confidence and not use or disclose, except as authorized by Buyer, any information of a competitively sensitive or proprietary nature regarding the Assets including but not limited to customer and prospect lists, employee information, pricing information, sales practices, business practices, financial information, intellectual property and other trade secrets (collectively, "Confidential Information"). Seller and the Principal Shareholder acknowledge that following the Closing the Confidential Information is and will be of incalculable value to Buyer, will be the exclusive property of Buyer, and has been developed at considerable expense, and that Buyer would suffer substantial damage if any of the Confidential Information is improperly disclosed or used. Notwithstanding the foregoing, Buyer hereby acknowledges that

relevant sales or purchases made by each supplier or customer, as applicable. Neither Seller nor the Principal Shareholder has Knowledge of any facts that would be reasonably likely to result in Buyer's inability to maintain Seller's suppliers and customers and others having material business relations with Seller following consummation of the transactions contemplated by this Agreement other than as a result of Buyer's breach of or failure to perform promptly any of the Assumed Obligations. Neither Seller nor Principal Shareholder has any Knowledge that any supplier or customer of Seller intends to cease to do business with the Buyer after, or as a result of, consummation of the transactions contemplated in this Agreement. Except as set forth in Schedule 4.21, Seller's accounts payable are current and within the terms offered by Seller's suppliers.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and the Principal Shareholder and covenants with Seller and the Principal Shareholder that, as of the Closing:

5.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and all other Transaction Agreements to which it is a party and to consummate and carry out the provisions of this Agreement and the other Transaction Agreements.

5.2 Power and Authority; Effect of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. Buyer is not aware of any circumstance attributable to itself or to any third-party which may prevent the execution, delivery, and performance by Buyer of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by Buyer of this Agreement and the consummation Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with or violate (a) any conflict with or violate, in any material respect, any Law or Governmental Order applicable to Buyer or (b) any provision of the Certificate of Formation or the limited liability company agreement of Buyer.

5.3 Governmental Approvals. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby do not and will not require any material consent, approval, permit, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Schedule 5.3, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by

the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Seller or the Principal Shareholder, (ii) information that is or becomes available to Seller or the Principal Shareholder after the Closing on a nonconfidential basis prior to its disclosure by Seller or the Principal Shareholder, and (iii) information that is required to be disclosed by Seller or the Principal Shareholder, or any of their respective employees, agents, accountants, legal counsel, or other representatives or advisers as a result of any applicable law, rule, or regulation of any Governmental Authority, or as necessary to enforce the provisions of this agreement.

6.3 Non-Competition and Non-Solicitation.

(a) For a period of five (5) years following the Closing Date, Seller and Principal Shareholder will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any entity (i) engage in any business that is competitive with the Buyer or any successor to the Buyer that utilizes the Assets, or (ii) solicit, or otherwise unlawfully interfere with the relationships between Buyer and any of its customers, employees, consultants or suppliers to the extent that such parties had a prior relationship with the Seller in the course and scope of the Seller's prior ownership of the Assets. Notwithstanding anything to the contrary contained in this Section 6.3(a), no conduct, activity or action shall be deemed to constitute a breach by the Seller or by the Principal Shareholder of any provision of this Section 6.3(a) unless (i) Buyer shall have delivered to the Seller and the Principal Shareholder a written notice describing, in reasonable detail, the conduct, activity or action that the Buyer believes to constitute a breach of this Section 6.3(a) and (ii) the Seller or the Principal Shareholder, as applicable, shall have failed to discontinue such conduct, activity or action within thirty days after receiving such written notice.

(b) Seller and the Principal Shareholder agree that the covenants contained in this Agreement are necessary for the protection or Buyer's legitimate business interests, are reasonable in scope, content and duration and are in consideration for Buyer's agreement to consummate the transactions contemplated by this Agreement and other good and adequate consideration. Except for in the event of the bankruptcy or other proceedings of the Buyer where by the asset becomes non-operational then Paragraph 6.3(a) will no longer apply. In addition, Seller and the Principal Shareholder represent that the enforcement of any of the restrictive covenants contained in this Agreement will not, based on Seller's or the Principal Shareholder's existing experience, capabilities and circumstances, prevent the Principal Shareholder from earning a living during the period of restricted activity, and Seller and the Principal Shareholder acknowledge that Buyer has materially relied upon this representation in entering into this Agreement.

(c) Seller and the Principal Shareholder agree that a breach or threatened breach by any of them of any of the covenants in this Agreement will cause irreparable harm to Buyer and, therefore, in the event of a breach or threatened breach by Seller or the Principal Shareholder of any such covenants, Buyer shall be entitled to obtain, without bond, a temporary or permanent injunction to be issued by any competent court of law or equity enjoining and restraining such party from any breach or threatened breach of any covenant contained in this Agreement.

6.4 No Public Announcement. Other than disclosure to their respective employees, officers, directors, shareholders, members, accountants, attorneys, agents and representatives, neither Seller, the Principal Shareholder nor Buyer shall make a public announcement of this Agreement, its contents or the consummation of the transactions contemplated herein without the consent of the other party hereto, except to the extent required by law, and in such case will give the other party notice thereof. Notwithstanding the foregoing, Buyer may disclose this Agreement and the transactions contemplated by this Agreement to lenders and other financing sources in connection with the arrangement of financing relating to the transactions contemplated by this Agreement.

6.5 Authority. Following the Closing, Seller acknowledges and agrees that Buyer and its officers and directors have sole and complete authority and discretion further to develop, enhance, modify, license, and to operate and manage the Assets.

6.6 Remedies. Seller and the Principal Shareholder acknowledge that the Assets are unique properties and that, in addition to all other remedies contained herein, whether at law or in equity, Buyer shall be entitled to the remedy of specific performance, plus its court costs and attorney's fees, in the event of any breach by Seller or the Principal Shareholder of their respective obligations to consummate the transactions contemplated herein in the manner herein contemplated. Neither the indemnities provided herein nor any other terms of this Agreement shall be deemed a waiver of, or constitute a limitation upon, any rights or remedies that the parties may have at law or equity upon a breach of this Agreement or any other document executed in connection with the transactions contemplated hereunder; provided, however, that the limitation on damages and the application of the Threshold Amount shall apply in determining damages with respect to any such remedy.

6.7 Further Assurances. Each party shall take such additional action and shall coordinate with the other as may be reasonably necessary or appropriate for the consummation of the transactions contemplated hereby and to carry out and effectuate the terms and conditions of this Agreement. As may be required in connection with financing relating to the transactions contemplated by this Agreement, the parties shall agree upon a mutually acceptable appraisal firm to conduct appraisals of the Purchased Assets. The costs of any such appraisals shall be paid by the Buyer.

6.8 Survival of Covenants. Except as otherwise set forth in this Agreement, the covenants of the parties set forth in this Article VI shall survive the Closing.

6.9 Fictitious Names. With respect to the Fictitious Names (as defined in Section 8.3 below), Buyer acknowledges and agrees that (i) it shall be the sole responsibility of the Buyer or its Affiliates to file or record any necessary or appropriate documents with the appropriate Governmental Authorities to obtain the rights to use such Fictitious Names and (ii) Seller's only obligation with respect to such Fictitious Names shall be to file a Statement of Abandonment simultaneously with the Closing. Seller and Principal Shareholder acknowledge and agree that they shall have no right to use the Fictitious Names from and after the Closing.

ARTICLE VII
[INTENTIONALLY OMITTED]

ARTICLE VIII
PERFORMANCE AT CLOSING

8.1 Seller's Performance at Closing. At or prior to the Closing hereunder, Seller shall deliver (or cause to be delivered) to Buyer the following, each of which shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel:

(a) duly executed instruments of transfer (including, specifically, bills of sale of personal property, assignments of contracts and customer orders, assignments of copyrights, trademarks, patents, applications, Internet domain names and registrations and other intangible property and rights) selling, assigning, transferring and conveying to Buyer all of the Purchased Assets, free and clear of any Encumbrances;

(b) the agreements listed in Section 8.3, duly executed;

(c) all previously undelivered items included in the Purchased Assets;

(d) UCC-1, lien, judgment and tax searches in each jurisdiction in which Seller have property, which shall disclose the existence of no Encumbrances;

(e) payoff letters or other evidence regarding payment and discharge of the Indebtedness; and

(f) such other documents, instruments or certificates as Buyer or its counsel shall reasonably request in order to consummate the transactions contemplated herein.

8.2 Buyer's Performance at Closing. At or prior to the Closing hereunder, Buyer shall deliver (or cause to be delivered) to Seller the following, each of which shall be in form and substance reasonably satisfactory to Seller and Seller's counsel:

(a) Buyer's LLC Interests

(b) the agreements listed in Section 8.4, duly executed; and

(c) such other documents, instruments or certificates as Seller or its counsel shall reasonably request in order to consummate the transactions contemplated herein.

8.3 Deliveries by Seller. At the Closing, Seller shall deliver the following items, duly executed by Seller as applicable, all of which shall be in form and substance reasonably acceptable to Seller and Seller's counsel:

(a) the Bill of Sale substantially in the form attached hereto as Exhibit 8.3(b);

(b) the Buyer LLC Agreement;

(c) Seller shall file a Statement of Abandonment with each applicable Governmental Authority for each fictitious name used in connection with the Assets that is set forth on Schedule 8.3(e) (the "Fictitious Names");

(d) the Software Assignment Agreement and all software code, URLS, all other embodiments or evidences of the intellectual property of the Seller and

(e) the Jacques Krischer Consulting Agreement duly executed by Jacques Krischer.

8.4 Deliveries by Buyer. At the Closing, Buyer shall deliver the following items, duly executed by Buyer, as applicable, all of which shall be in form and substance reasonably acceptable to Buyer and Buyer's counsel:

(a) the Operating Agreement for the Buyer;

(b) the Jacques Krischer Consulting Agreement duly executed by Buyer; and

(c) A certificate of membership interest representing the Units.

ARTICLE IX
INDEMNIFICATION

9.1 Survival; Indemnification.

(a) Except as provided in Section 9.1(b), this Agreement and the covenants, representations and warranties, indemnities, rights and obligations of the parties hereunder shall survive the Closing and any investigation as Buyer may make and remain in full force and effect without time limit. The consummation or Closing of this transaction in the face of any known breach of any obligation, warranty or representation contained herein shall be, or be deemed or construed to be, a waiver of such breach, departure, or variation.

(b) The representations and warranties contained in Article IV and V hereof shall expire eighteen (18) months after the Closing Date, provided that (i) claims, if any, asserted in writing prior to the expiration of the representation or warranty to which they are related shall survive until finally resolved and satisfied in full and (ii) claims, if any, (A) involving the representations set forth in Sections 4.10 (ERISA), 4.12 (Taxes) and 4.14 (Environmental), (B) relating to title or any alleged ownership of or interest in the Purchased Assets, or (C) based on intentional misrepresentation, shall survive until 30 days after the expiration of the applicable statue of limitations with respect to such matter.

(c) Seller and the Principal Shareholder jointly and severally covenant and agree to indemnify, defend and hold harmless Buyer, its officers, directors, employees, shareholders, successors and assigns (each, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), from and against any and all losses, claims, liabilities, proceedings, demands, actions, assessments, judgments, damages, costs or expenses including, but not limited to reasonable attorneys fees, and other expenses (collectively, "Losses"), arising out of or resulting from (i) any breach by Seller or the Principal Shareholder of its, his or their

representations or warranties under this Agreement, (ii) the nonperformance or breach of any of Seller's or the Principal Shareholder's agreements, covenants or obligations under the Transactions Agreements, (iii) the Excluded Liabilities, or (iv) the imposition on Buyer of liability by reason of Seller's failure to comply with any applicable state bulk transfer law.

(d) Buyer and Parent jointly and severally covenant and agree to indemnify, defend and hold harmless Seller and Principal Shareholder, and their respective officers, directors, employees, shareholders, successors and assigns (each, a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") from and against any and all Losses arising out of or resulting from losses arising out of or resulting from (i) any breach by Buyer of its representations or warranties hereunder, (ii) the nonperformance or breach of any of Buyer's agreements, covenants or obligations under the Transaction Agreements, (iii) any and all Liabilities and obligations of, relating to or arising out of the ownership or operation of, the Purchased Assets or the Assets which is based on or arises out of any act or omission of Buyer occurring from and after the Closing Date, and (iv) any of the Assumed Liabilities.

9.2 Threshold Amount; Limitation of Liability. Neither Buyer, on one hand, nor Seller or the Principal Shareholder, on the other hand, shall be entitled to indemnity under this Article IX until the aggregate amount of all Losses incurred by the Indemnified Party (as defined in Section 9.3 below) exceeds $50,000 (the "Threshold Amount"), at which time, the Indemnifying Party (as defined in Section 9.3 below) shall be liable for all Losses, including the Threshold Amount.

9.3 Indemnification Procedures.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any proceeding, liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, the Indemnifying Party must first: (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claim and unconditionally guarantees the payment and performance of any liability or obligation that may arise with respect to such claim or the facts giving rise to such claim for indemnification and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability; and provided further that the Indemnifying Party shall not have the right to assume control of such defense if the claim which the Indemnifying Party seeks to assume control of (A) seeks non-monetary relief, (B) involves criminal or quasi-criminal allegations, or (C) involves Taxes. If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party

shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (x) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (y) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (z) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any claim, which consent shall not be unreasonably withheld or delayed.

(c) Each party shall cooperate and shall cause its officers and employees to cooperate in the defense or prosecution of any claim for which indemnification is sought hereunder and furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith.

(d) Payment of any undisputed, final determined amount of liability shall be made by the Indemnifying Party to the Indemnified Party within five (5) business days of the date of notice from the Indemnified Party to the Indemnifying Party that such amount is due; provided, however, that any payment obligation of Seller or the Principal Shareholder under this Article IX shall first be satisfied (and deemed paid) by reducing the outstanding balance of the Escrow Account and thereafter, the Promissory Note, in each case, subject to the terms and conditions of the Escrow Agreement and Promissory Note, as the case may be.

9.4 Indemnification as Sole Remedy. The indemnification provided for in this Article IX shall be the sole and exclusive remedy and recourse for any breach by any party of the provisions of this Agreement, including the representations and warranties contained in Article IV and Article V of this Agreement; provided, however, that in the case of intentional misrepresentation or willful misconduct, Buyer Indemnified Parties and the Seller Indemnified Parties shall have all remedies available at law or equity without giving effect to any of the limitations set forth in this Article IX; provided that the limitation on damages and the application of the Threshold Amount shall apply in determining damages with respect to any such remedy.

9.5 Mitigation. Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

9.6 Determination of Losses. All indemnification payments under this Article IX shall be paid by the Indemnifying Party net of any Tax Benefits and insurance coverage that may be available to the Indemnified Party. Losses arising out of any breach or a representation or warranty shall not include losses in the nature of incidental or consequential damages, lost profits, diminution in value, damage to reputation or goodwill or other items of a speculative natures, despite anything to the contrary in this Agreement.

9.7 Tax Treatment of Indemnity Payments. All indemnification payments made pursuant to this Article IX shall be deemed adjustments to the Purchase Price for all purposes.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.1 Notices. All notices, requests, demands, claims and other communications hereunder (each, a "Notice") shall be in writing and shall be deemed duly given (i) only by courier or other means of personal service which provides written verification of receipt, (ii) by registered or certified mail return receipt requested, or (iii) by facsimile, provided that the facsimile is promptly followed by delivery of hard copy of such notice which provides written verification or receipt. Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier. All Notices shall be addressed to the parties to be served as follows:

(a) If to Buyer:

Universal Database for Music USA, LLC
Attention: Nicholas Thompson
63 Main Street Suite 202
Flemington, NJ 08822
Telephone: 908-968-0838
Telecopy: 908-934-2526

With a copy (not constituting notice) to:

Aaron A. Grunfeld
Law Offices of Aaron A. Grunfeld & Associates
9200 Sunset Boulevard
9th Floor
Los Angeles, California 90069
Telephone: (310) 788-7577
Telecopy: (310) 788-6677
Email: agrunfeld@grunfeldlaw.com

(b) If to Seller or to Principal Shareholder:
UDM, Ltd.
Attention: Jacques Krischer
34 Arlington Road
London NW1 7HU
United Kingdom
Telephone: +33 686 868 684
Telephone: 1 618 360 2599
Telecopy: +1 514 221 2459

With a copy (not constituting notice) to:
Benoit Strowel
Head of Intellectual Property, Europe
Howrey
Avenue des Nerviens 9-31
1040 Brussels
Belgium
Telephone: +32 (0)2 741 11 27
Telecopy: +32 (0) 2 741 10 12
Email: StrowelB@howrey.com

Service of any Notice so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee's registry or certification receipt or other evidence of receipt, or refusal of delivery; provided, however if delivery shall occur by means other than personal delivery to the recipient, in no event shall actual delivery be deemed to have occurred prior to the following: (i) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (ii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iii) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth above. Either party hereto may from time to time by Notice in writing served upon the other as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands hereafter are to be addressed.

10.2 Expenses, Taxes. Seller and Buyer shall each bear their own legal fees and any and all costs and expenses not specified herein with respect to the sale and purchase of the Purchased Assets and this Agreement. Seller and Buyer each shall pay 50% of any and all sales, transfer, conveyance or other taxes or filing fees and the like, of any sort imposed by a Governmental Authority on or in connection with the sale or transfer of the Assets or the Purchased Assets.

10.3 Assignment. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of the parties hereto; provided, however, that no party shall assign any rights hereunder without the express written consent of the other party to this Agreement first having been obtained and any assignment in violation hereof shall be void and of no effect, except that Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary without need for such consent.

10.4 Complete Agreement; Disclosure Schedule. This Agreement (including the documents referred to herein), together with schedules and any exhibits hereto, sets forth the entire understanding of the parties hereto and supersedes any and all other prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party. Disclosure of any matter in the Seller Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Seller Disclosure Schedule does not constitute a determination by Seller that any such matter is material. The disclosure of any information concerning a matter in the Seller Disclosure Schedule does not imply that any other undisclosed matter that has a greater significance or value is material.

10.5 Interpretation and Construction. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. The language of all parts of this Agreement is the language of both parties hereto and shall in all cases be construed according to its fair meaning and not for or against either party. It is the intention of the parties that this Agreement be enforced to the fullest extent permitted by law. Therefore, should a court of competent jurisdiction hold any provision or clause of this Agreement, or portion thereof, to be illegal, invalid or unenforceable, the remainder of the Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portion. Further, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the scope of such covenant or provision, it is the intention of the parties that the court shall modify such a provision to render its scope legal and enforceable and, in its modified form, such provision shall then be enforceable and shall be enforced.

10.6 Third Parties; Amendment and Termination. Except for the indemnification rights of the Indemnified Parties as set forth in Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, Seller and the Principal Shareholder. No waiver by any party to this Agreement of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder, or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

10.7 Counterparts; Severability. The parties may execute more than one counterpart of this Agreement hereto, and each fully executed counterpart shall be deemed an original. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.8 Jurisdiction. The parties hereto agree that the Central District of California and Superior Court of Los Angeles County of California shall be the sole forum for the resolution of any disputes related to this Agreement or the performance by either party of its obligations hereto. The parties consent to such exclusive jurisdiction and agree to waive and not assert any objections to such jurisdiction, including those related to *forum non conveniens*. The parties hereby appoint the Secretary of the State of California as their respective agent for the service of process relating to any such dispute.

10.9 Governing Law. This Agreement and any conflicts arising hereunder shall be enforced, governed and construed in accordance with the laws of the State of California without reference to conflict of law principles, except the law of any other relevant state shall be applied if doing so is necessary to validate any provisions of this Agreement.

10.10 Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

"Affiliate" means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

"Code" means the Internal Revenue Code of 1986, as amended.

"Control" (including the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

"Environmental Laws" shall mean any federal, state or local law, rule, regulation or order relating to pollution, waste disposal, industrial hygiene, land use or the protection of human health or safety, plant life or animal life, natural resources or the environment.

"ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (n), or (o) of the Code including Seller.

"GAAP" means United States generally accepted accounting principles as in effect from time to time as consistently applied by the Seller from period to period prior to the Closing Date. GAAP shall include the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used by Seller prior to the Closing Date in preparing its year-end financial statements, and shall not include any changes in assets or liabilities (that would be inconsistent with the foregoing) as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.

"Governmental Approval" shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver,

franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any contract or agreement with any Governmental Authority.

"Governmental Authority" means any foreign, federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency, board, bureau, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Materials" shall mean any of the following: (i) substances that are defined or listed in, or otherwise classified pursuant to any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances" or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity"; (ii) oil, petroleum or petroleum synthetic gas and drilling fluids, and processed waters; (iii) wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives or any radioactive materials; (v) asbestos in any form; or (vi) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

"Knowledge" means the actual knowledge of the Principal Shareholder, or any other officer or shareholder of the Seller.

"Law" means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) in effect as of the date hereof.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liability" means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law or Governmental Order and those arising under any contract, agreement, arrangement, commitment or other undertaking.

"Material Adverse Effect" means, with respect to any event or circumstance, an effect caused thereby or resulting therefrom that would be materially adverse the business, assets, liabilities financial condition or results of operation of the Seller or the Purchased Assets taken as

a whole (in each case, as in effect immediately prior to the Closing) other than as a result of: (a) any change, event, development or effect arising from or relating to general business or economic conditions, including such conditions related to the business of Seller, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) changes in Laws, (d) changes in accounting principals, or (d) the announcement or pendency of the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

"Ordinary Course of Operations" means the ordinary course of operations consistent with past custom and practice (including with respect to quantity and frequency).

"Permitted Encumbrances" means (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes (i) not yet due and payable or (ii) being contested by appropriate proceedings and disclosed on Disclosure Schedule, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) pledges or deposits made in the Ordinary Course of Assets in connection with workers' compensation, unemployment insurance or other similar social security legislation; (e) encumbrances, security deposits or reserves required by law or regulation or by any governmental authority or regulatory agency, (f) zoning, building codes, and other land use laws regulating the use or occupancy of any real property occupied by Seller or the activities conducted thereon by Seller, and (g) carrier's liens arising in the Ordinary Course of Assets and not incurred in connection with the borrowing of money.

"Person" means an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

"Real Property" means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

"Subsidiary" of any person or entity shall mean any corporation or other business entity the majority of the voting equity (or other beneficial interests) of which, entitled to vote for the election of directors or managers (or their counterparts), is owned by such person or entity or a Subsidiary of such person or entity.

"Taxes" shall mean means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax or similar governmental charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Benefit" means any deduction, amortization, exclusion from income or other allowance that reduces the amount of Tax any party to this Agreement (or any successor thereto)

would have been required to pay (or increases the amount of Tax refund to which any party hereto (or any successor thereto) would have been entitled) in the absence of the breach or item giving rise to the indemnity claim.

"Tax Returns" means any return (including estimates and extensions), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, of Seller.

"Transaction" shall mean, collectively, the transactions contemplated by this Agreement.

"Transaction Agreements" shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by Buyer and/or Seller and the Principal Shareholder in connection with the Transaction.

"Working Capital" means current assets, minus current liabilities of the Seller (other than any Real Property Lease obligations), determined as of the Closing Date in accordance with GAAP, as consistently applied by Seller from period to period prior to the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

BUYER:

UNIVERSAL DATABASE OF MUSIC USA, LLC

By: ____________________
Name: Nicholas Thompson
Its: member

SELLER:

UDM, LTD

By: ____________________
Name: Jacques Krischer as, Director and individually as "Principal Shareholder"